Exhibit 10.6.5

Revised Summary of Standard Compensatory Arrangement for Non-Employee Directors of the Principal Financial Group, Inc. Board of Directors

Annual Cash Retainers

On November 28, 2017, the board of directors of Principal Financial Group, Inc. (the “Company”) agreed to revise various cash components of non-employee director compensation.

Effective as of that date, directors who are not employees of the Company or its subsidiaries will receive an annual retainer of $100,000, payable semiannually.  The annual retainer for serving as the lead director of the board remains at $25,000.  The annual retainers for serving as the chair of the audit, human resources, finance or nominating and governance committees of the board were set at $20,000.  An annual retainer of $10,000 was established for service as chair of any other standing or ad hoc committee of the board.

The nominating and governance committee will determine the portion of the annual retainer payable to a director who starts or ceases to serve as such during a board year or prior to the expiration of a term.  Non-employee directors receive no attendance fees for normally scheduled or special board or committee meetings.

Restricted Stock Unit Grants

On November 28, 2017, the nominating and governance committee of the board of directors of the Company agreed to revise non-employee director equity compensation.

Beginning in May 2018, at the close of each annual meeting, each non-employee director will receive $165,000 worth of restricted stock units, unless a greater or lesser amount is determined to be appropriate by the nominating and governance committee.  These restricted stock units will vest upon the director’s continued service at the next annual meeting.  The receipt of the restricted stock units will be deferred at least until the director’s retirement or termination from the board.  Any director first elected subsequent to an annual meeting will be granted the number of restricted stock units as determined by the nominating and governance committee.